UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC

DRIVER OPPORTUNITY PARTNERS I LP

J. ABBOTT R. COOPER

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation

Item 1: On February 4, 2021, the following news alert was published on Activist Insight Online:

IN-DEPTH: Driver's campaign at First United is an uphill battle

Driver Management's Abbott Cooper has re-ignited one of the most contentious activist situations in recent years, renewing his board campaign at community bank First United.

After losing a proxy contest for three board seats last year following a campaign dominated by uncertainty over whether First United would count Driver's votes, Cooper has more confidence he will win the proxy fight this year. Cooper now only wants a board seat for himself in order to push the debate beyond the company's performance or whether it must sell itself, his initial thesis from which he backed down following the COVID-19 crisis.

"If I get on board, I will ask what are the motivations behind investigating shareholders? There is a Nasdaq rule you can't restrict the voting rights of shareholders. Have you even thought about what is the impact of taking away shareholder voting rights? Why did the company not show in their risk factors that they think they can take the rights of shareholders?" Cooper told Activist Insight Online in an interview.

Cooper, the third-largest shareholder with 5.2% of the shares, may have no choice but to fight. The activist has money invested in litigation over last year's vote and backing down would mean no recovery of expenses. At the same time, the stock is illiquid and has not recovered to its pre-pandemic levels, as low interest rates hobble the entire banking sector. But Cooper says financial gain is not the only thing that motivates him.

"I do feel that a shareholder can bring benefit to other shareholders. Somebody has to say enough is enough, you are not the owners of the company," Cooper said, referring to First United management team and board led by Carissa Rodeheaver.

Bruising litigation

The litigation has been fused with complicated twists. It all started when the Maryland Commissioner of Financial Regulation initiated an investigation into whether Driver violated a Maryland law requiring investors intending to influence banks' affairs to inform state authorities first. Based on this investigation, First United sued Driver to invalidate its voting shares.

Although the Maryland Commissioner reached a swift settlement with Driver, agreeing not to take any enforcement action, First United said the settlement did not exonerate Driver because a letter from the Commissioner concluded there was "sufficient evidence" that it violated the law. As a result, First United pushed ahead with the lawsuit.

Driver, which argued the whole time that Rodeheaver lobbied for the investigation, launched a countersuit against the company in Maryland, alleging nine breaches, including breach of fiduciary duty, defamation and abuse of process. Only three motions were allowed to proceed following a court hearing on January 4, 2021: two relating to defamation and one alleging intentional interference with prospective business relations.

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The activist is now moving to discovery on these three counts, but is also requesting the court to reconsider its prior ruling on its claims of breach of fiduciary duty, as well as seeking to amend its original complaint to allege repeated violations of Section 14(a) of the Securities Exchange Act and Rule 14(a)-9 (which relates to First United's claims that it had nothing to do with the investigation), Driver told Activist Insight Online.

This time is different

Cooper hopes that, as well as winning damages from the litigation, will win this year's proxy contest. He argues that the circumstances under which last year's vote took place were unique and unfavorable to him.

In particular, Cooper thinks the dispute over Driver's voting rights may have sown confusion in the investment community. "There was so much noise on whether we could or could not vote our shares," he said. "I did speak to several institutions and they said 'I thought you guys could not vote and that your nominations for director were invalid'". First United eventually said it would count Driver's votes, subject to the court decision.

Driver also did not get a shareholder list because it was not a record shareholder, something that changed this year. Because of that, Cooper was able to speak with only around 30% of the shareholders. According to Proxy Insight Online, none of the 22 institutional shareholders covered voted for Driver, including the two largest investors BlackRock and Vanguard. Hermes Investment Management was the only one that voted against incumbent director John McCullough, while 13 others withheld their votes on him.

The TSR challenge

On one of the key aspects of the proxy fight, Cooper might have a hard time convincing proxy advisers Institutional Shareholder Services (ISS) and Glass Lewis, which last year backed the incumbents. Both proxy advisers concluded that the stock had outperformed peers on the basis of its total shareholder return (TSR). ISS and Glass Lewis used one-year, three-year, five-year periods, as well as the time since Rodeheaver was appointed CEO in 2004, to compare First United's TSR versus peers and concluded it outperformed.

Egan-Jones, the smaller peer of ISS and Glass Lewis, noted that First United's benchmark index had outperformed the company by 5.7-times since its initial public offering in 1992 and backed Driver as a result.

But although First United's TSR performance this year deteriorated more than its peers', the bank is still ahead when it comes to three-year TSR and five-year TSR. Only MVB Financial and ACNB Corporation outperformed First United from the 11 peers used by ISS over a three-year period, and MVB and Summit Financial Group outperformed the bank over a five-year period, as of February 3.

Questionable governance

All proxy advisers agreed there were problems with corporate governance and shareholder democracy at First United, with ISS raising concerns about a board destaggering proposal that received majority board and shareholder support a decade ago but was never implemented. As such, ISS recommended a withheld vote on one director.

"Other that Egan-Jones, who sort of got it, the proxy advisers totally overlooked the fact that the company had been engaged in a secret campaign to prevent shareholders from having a choice in deciding directors (through a contested election) and then repeatedly lied about the existence of that campaign," Cooper said.

Yet First United is moving to soothe the concerns of proxy advisers. After engaging with shareholders, First United added three new directors and will put forward a proposal for shareholders to destagger the board this year, a spokesperson for the company told Activist Insight Online. "The board works diligently to ensure alignment with the best interests of shareholders, and we look forward to continuing our strategic refreshment and maximizing long-term value," the spokesperson added.

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